Exhibit 10.1

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement is effective as of January 1, 2016, by and between Nuverra Environmental Solutions, Inc. (f/k/a Heckmann Corporation) (the “Company”) and Mark D. Johnsrud (the “Executive”) and hereby amends the Executive Employment Agreement, dated November 30, 2012, by and between the Company and the Executive (the “Agreement”).

WHEREAS, since the effective date of the Agreement, the Executive has determined and the Company and the Executive have mutually agreed that Executive’s base annual salary should be reduced;

NOW, THEREFORE, in consideration of the parties’ desire to maintain the employment relationship, and pursuant to Section 12.1 of the Agreement, the parties hereto agree as follows:

1.        Section 3 of the Agreement is hereby amended by replacing the terms and language of Section 3 in their entirety with, “Effective January 1, 2016 and continuing through December 31, 2016, the Company shall pay Executive a base salary in cash at the rate of $1.00 per annum, receipt of which is hereby acknowledged by the Executive. Notwithstanding the foregoing, (i) during the Term, Executive’s base salary shall be periodically reviewed by the Compensation Committee of the Board, and the Compensation Committee may, in its sole and absolute discretion, increase Executive’s base salary at any time; (ii) upon at least thirty (30) days advance written notice from the Executive to the Compensation Committee requesting an increased base salary in a specified amount, the Company shall prospectively increase Executive’s base salary to an amount requested by Executive not to exceed $700,000 per annum; and (iii) unless otherwise mutually agreed in writing by the Company and the Executive, beginning on January 1, 2017, Executive’s annual base salary shall be $700,000 per annum.”

2.        Section 6 of the Agreement is hereby amended by adding the following sentence at the end thereof: “While Executive’s base salary is $1.00 per annum, the Company shall provide to Executive the employee-paid portion of Company-provided health plan coverage as a taxable benefit to Executive.”

3.        Section 7.1(b)(i) of the Agreement is hereby amended by striking “Executive’s highest annual rate of base salary over the most recent twelve (12) months” and replacing such stricken language with “$700,000.”

3.        Section 8.2(a)(i) of the Agreement is hereby amended by striking “two and nine-tenths (2.9) times Executive’s annual base salary as in effect at the time of termination or immediately prior to the occurrence of the Change of Control, whichever is greater” and replacing such stricken language with “$2,030,000.”

4.        No other provisions of the Agreement are amended, and all other provisions remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to Employment Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this First Amendment to Employment Agreement as of the date first written above, but on the actual dates below.

Executive

/s/ Mark D. Johnsrud
Mark D. Johnsrud

Date: January 25, 2016

Nuverra Environmental Solutions, Inc.

By:	/s/ Joseph M. Crabb
Joseph M. Crabb,
Executive Vice President, Chief Legal Officer and Corporate Secretary

Date: January 25, 2016